Registration No. 333-
As filed with the Securities and Exchange Commission on December ____, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Procter & Gamble Company
(Exact Name of Registrant as Specified in Its Charter)
Ohio
(State or Other Jurisdiction of Incorporation or Organization)
31-0411980
(I.R.S. Employer Identification No.)
One Procter & Gamble Plaza, Cincinnati, Ohio 45202
(513) 983-1100
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

The Procter & Gamble Shareholder Investment Program
Steven W. Jemison, Secretary
The Procter & Gamble Company
One Procter & Gamble Plaza, Cincinnati, Ohio 45202
(513) 983-1100

(Name, address, including zip code, and telephone number,
Including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed	Amount of
Title of Each Class of Securities To Be	Amount To Be	Offering Price	Maximum	Registration
Registered	Registered	Per Unit[1]	Offering Price	Fee
Common Stock (without par value)	14,500,000	$61.755	$895,447,500	$35,191.09

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on December 4, 2008, within five business days prior to filing.

PROSPECTUS

The Procter & Gamble Company
14,500,000 Shares
of
Common Stock
(without par value)
To Participants in the
Procter & Gamble
Shareholder Investment Program

          All purchases of securities made pursuant to The Procter & Gamble Shareholder Investment Program may be made on any securities exchange on which common stock of The Procter & Gamble Company is traded, in the over-the-counter market or by negotiated transactions. The Company has no control over the prices at which the agent purchases shares of Procter & Gamble Common Stock pursuant to The Procter & Gamble Shareholder Investment Program. For detailed information regarding the terms and conditions of purchases made under The Procter & Gamble Shareholder Investment Program, you should carefully read this prospectus and any supplement before you invest. You should also read the “Incorporation of Certain Information by Reference” section of this prospectus for information on us and our financial statements. The Procter & Gamble Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “PG”.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT BEFORE YOU MAKE AN INVESTMENT IN OUR SECURITIES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December 9, 2008

          No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus, or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.
          You should not assume that the information contained in this prospectus is accurate as of any date other than the date listed on the bottom of the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

THE PROCTER & GAMBLE COMPANY SHAREHOLDER INVESTMENT PROGRAM
          The Procter & Gamble Company Shareholder Investment Program (“the Program”) is a direct stock purchase plan designed to encourage long-term investment in The Procter & Gamble Company (“the Company”) Common Stock by providing eligible investors with a convenient and economical method to purchase Company shares and to reinvest cash dividends toward the purchase of additional shares.
          Key features of the Plan are listed below:
•	J.P. Morgan Securities, Inc. is the Agent for stock purchases and sales. PNC Bank, National Association holds the shares acquired under the Program as Custodian, either in its or its nominee’s name. The Procter & Gamble Company Shareholder Services Department (“Shareholder Services”) administers the Program.

•	Persons and entities who are not shareholders of record may enroll by completing a New Account Application Form and submitting it to Shareholder Services. The minimum initial investment is $250.00. Authorization Forms, Application Forms and all other Program documents are available from Shareholder Services or by accessing the Company website at www.pg.com/investor.

•	Shareholders of record who are not employees may enroll by signing a Dividend Reinvestment Authorization Form and submitting it to Shareholder Services.

•	Once enrolled in the Program, you may make additional investments of $50.00 or more by check, money order or direct debit of a checking or savings account. In addition, employees of the Company and certain of its subsidiaries may participate through payroll deduction, wherever available.

•	The cost of shares of the Company’s common stock (“the Common Stock”) acquired under the Program is the average price of all shares purchased for each Investment Period, plus any brokerage charges and applicable administrative fees. All participants pay any brokerage charges on purchases under the Program. Additionally, participants who are not employees or retirees of the Company may pay certain fees to Shareholder Services for administering the Program. Please see the section titled “Cost of the Program” for full details.

•	You may sell all or any portion of your Common Stock through the Plan. All participants pay any brokerage charges on sales under the Program plus a per share administrative fee. Additionally, participants who are not employees or retirees of the Company pay a per transaction fee on sales. Please see “Cost of the Program” for full details.

•	The Common Stock is listed on the New York and Paris Stock Exchanges.
          To the extent required by applicable law in certain jurisdictions, shares offered under the Program are offered through the Agent. It is recommended that this Prospectus be retained for future reference.
THE COMPANY
          The Procter & Gamble Company is focused on manufacturing and distributing branded consumer goods products of superior quality and value to improve the lives of the world’s consumers. Its products are sold throughout the United States and abroad. The Company was incorporated in Ohio in 1905 and is the outgrowth of a business founded in 1837 by William Procter and James Gamble. The Company’s principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and the telephone number is (513) 983-1100.

          Following is a listing you may use to contact the Program administrator:

Written Inquiries:	The Procter & Gamble Company
Shareholder Services
P. O. Box 5572
Cincinnati, OH 45201-5572
Email: shareholders.im@pg.com
Website: www.pg.com/investor

Street Address:	The Procter & Gamble Company
Shareholder Services
One Procter & Gamble Plaza
Cincinnati, OH 45202

Telephone Inquiries:	1-800-742-6253 US and Canada (Monday-Friday; 9:00 a.m. – 4:00 p.m. EST)
or 1-513-983-3034 (Outside the US)
RISK FACTORS
               You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the information that we have incorporated by reference before investing in Common Stock of the Company. The following risks could materially and adversely affect the Company’s business, financial condition, cash flows and results of operations. In that case, the trading price of the Common Stock could decline.
A material change in consumer demand for our products could have a significant impact on our business.
We are a consumer products company and rely on continued global demand for our brands and products. To achieve business goals, we must develop and sell products that appeal to consumers. This is dependent on a number of factors including our ability to develop effective sales, advertising and marketing programs in an increasingly fragmented media environment. We expect to achieve our financial targets, in part, by shifting our portfolio towards faster growing, higher margin businesses. If demand and growth rates fall substantially below expected levels or our market share declines significantly in these businesses, our results could be negatively impacted. This could occur due to unforeseen negative economic or political events or to changes in consumer trends and habits. In addition, our continued success is dependent on leading-edge innovation, with respect to both products and operations. This means we must be able to obtain patents that lead to the development of products that appeal to our consumers across the world.
The ability to achieve our business objectives is dependent on how well we can respond to our local and global competitors.
Across all of our categories, we compete against a wide variety of global and local competitors. As a result, there are ongoing competitive product and pricing pressures in the environments in which we operate, as well as challenges in maintaining profit margins. To address these challenges, we must be able to successfully respond to competitive factors, including pricing, promotional incentives and trade terms, as well as technological advances and patents granted to competition.
Our ability to successfully integrate key acquisitions, such as Gillette, could impact our business results.
Since our goals include a growth component tied to acquisitions, we must be able to successfully manage and integrate key acquisitions, such as the acquisition of The Gillette Company. Specifically, we must be able to integrate acquisitions without any significant disruption to our ability to manage and execute business plans on our base businesses. In addition, our financial results could be adversely impacted if we are not able to deliver the expected cost and growth synergies associated with our acquisitions.

Our businesses face cost pressures which could affect our business results.
Our costs are subject to fluctuations, particularly due to changes in commodity prices, raw materials, cost of labor, foreign exchange and interest rates. Our costs in 2008 were impacted by higher commodity costs. Therefore, our success is dependent, in part, on our continued ability to manage these fluctuations through pricing actions, cost savings projects (including outsourcing projects), sourcing decisions and certain hedging transactions. In the manufacturing and general overhead areas, we need to maintain key manufacturing and supply arrangements, including any key sole supplier and sole manufacturing plant arrangements.
We face risks associated with significant international operations.
We conduct business across the globe with a significant portion of our sales outside the United States. We expect to achieve our financial targets, in part, by achieving disproportionate growth in developing regions. Should growth rates or our market share fall substantially below expected levels in these regions, our results could be negatively impacted. In addition, economic changes, terrorist activity and political unrest may result in business interruption, inflation, deflation or decreased demand for our products. Our success will depend, in part, on our ability to manage continued global political and/or economic uncertainty, especially in our significant geographical markets, as well as any political or economic disruption due to terrorist and other hostile activities.
Our business is subject to regulation in the U.S. and abroad.
Changes in laws, regulations and the related interpretations may alter the environment in which we do business. This includes changes in environmental, competitive and product-related laws, as well as changes in accounting standards and taxation requirements. Accordingly, our ability to manage regulatory, tax and legal matters (including product liability, patent, and intellectual property matters), and to resolve pending legal matters without significant liability, including the competition law and antitrust investigations described in the Company’s Annual Report on Form 10-K and Quarterly Report(s) on Form 10-Q, which could require the Company to take significant reserves or pay significant fines during a reporting period, may materially impact our results.
If the reputation of one or more of our leading brands erodes significantly, it could have a material impact on our financial results.
Our Company’s financial success is directly dependent on the success of our brands, particularly our billion-dollar brands. The success of these brands can suffer if our marketing plans or product initiatives do not have the desired impact on a brand’s image or its ability to attract consumers. Further, our Company’s results could be negatively impacted if one of our leading brands suffers a substantial impediment to its reputation due to real or perceived quality issues.
A material change in customer relationships or in customer demand for our products could have a significant impact on our business.
Our success is dependent on our ability to successfully manage relationships with our retail trade customers. This includes our ability to offer trade terms that are acceptable to our customers and are aligned with our pricing and profitability targets. Our business could suffer if we cannot reach agreement with a key customer based on our trade terms and principles. Further, there is a continuing trend towards retail trade consolidation and this leads to more complex work across broader geographic boundaries for both us and key retailers. This can be particularly difficult when major customers are addressing local trade pressures or local law and regulation changes. Further, our business would be negatively impacted if a key customer were to significantly reduce the range or inventory level of our products.
We face risks related to the current credit crisis.
The company currently generates significant operating cash flows, which combined with access to the credit markets provides us with significant discretionary funding capacity. However, current uncertainty in the global economic conditions resulting from the recent disruption in credit markets pose a risk to the overall economy that could impact consumer and customer demand for our products, as well as our ability to manage normal commercial relationships with our customers, suppliers and creditors. If the current situation deteriorates significantly, our business could be negatively impacted, including such areas as reduced demand for our products from a slow-down in the general economy, or supplier or customer disruptions resulting from tighter credit markets.
USE OF PROCEEDS
          Purchases of Common Stock under the Program will be made in the open market and the Company will not receive any proceeds under the Program (other than limited funds received in the form of certain fees and interest on funds pending investment; please see section titled “Cost of the Program” for full details).
DETERMINATION OF OFFERING PRICE
          The cost of shares of the Company’s common stock (“the Common Stock”) acquired under the Program is the average price of all shares purchased for each Investment Period, plus any brokerage charges and applicable administrative fees. All participants pay any brokerage charges on purchases under the Program. Additionally, participants who are not employees or retirees of the Company may pay certain fees to Shareholder Services for administering the Program. Please see the section entitled “Cost of the Program” for full details.
PLAN OF DISTRIBUTION
TERMS AND CONDITIONS OF THE SHAREHOLDER INVESTMENT PROGRAM
          The following is a description of the Shareholder Investment Program of the Company:
Overview
•	The purpose of the Program is to encourage long-term investment in the Company by offering eligible participants a convenient and economical way to buy shares of its Common Stock and to reinvest cash dividends toward the purchase of additional shares.

•	The Program is administered by the Procter & Gamble Shareholder Services Department (“Shareholder Services”). Shareholder Services also serves as the Company’s stock transfer and dividend disbursing agent.

•	J.P. Morgan Securities, Inc. is the Agent for stock purchases and sales. PNC Bank, National Association acts as Custodian and holds the shares acquired under the Program.

•	Participation in the Program is entirely voluntary. You may join the Program at any time and request that your account be closed whenever you wish.
Eligibility
          Any person or entity is eligible to enroll in the Program provided that the enrollment procedures are satisfied as described below under the heading “How to Enroll”. In the case of citizens or residents of a country other than the United States, its territories, and possessions, the Company determines, in its sole discretion, whether participation is reasonably practicable and does not violate foreign or domestic laws applicable to the Company or the prospective participant.
How to Enroll
•	After being furnished with a copy of this prospectus, any shareholder of record may enroll in the Program.

•	Shareholders of record who are not employees may enroll by signing a Dividend Reinvestment Authorization Form and submitting it to Shareholder Services. Application Forms, Authorization Forms and all other Program documents may be obtained from Shareholder Services or by accessing the Company website at www.pg.com/investor.

•	If you are an employee of the Company and wish to enroll in the Program through payroll deductions, wherever offered, you initiate the deduction by following the enrollment instructions provided under “Employee Resources” on my.pg.com.

•	Persons or entities who are not shareholders of record may enroll by completing a New Account Application Form and submitting it to Shareholder Services. In addition to your Application Form, you must include your initial investment by either submitting an Automatic Investment Form authorizing an automatic withdrawal from your checking or savings account, or by sending a first-party check or money order made payable to “Procter & Gamble SIP” (in U.S. dollars and drawn on a U.S. bank). The minimum initial investment in the Program is $250.00.

•	There is no administrative fee charged for enrolling in the Program.

•	If you are an employee of the Company, there is no minimum initial investment if you use the payroll deduction feature.

•	If you are a beneficial owner of shares of Common Stock registered in “street name” by a bank or broker, you may become a shareholder of record by requesting at least one share of Common Stock be re-registered in your name electronically through Direct Registration System. You should contact your broker or bank to re-register the share(s). Once you have become a shareholder of record you will receive a Dividend Reinvestment Authorization Form from the Company for enrollment in the Program.

•	Participation in the Program begins when the Company receives and accepts your completed New Account Application or Dividend Reinvestment Authorization and, if applicable, initial investment. Participation will include reinvestment of the next dividend payment only if the forms are received and accepted by the Company on or before the record date for that dividend. The record date is usually ten calendar days after a dividend is declared.

•	Once you have enrolled, your participation continues automatically unless terminated by the Company or you request that your Program account be closed (refer to sections “Closing Your Account” and “Termination”).
How the Program Works
•	By participating in the Program, you authorize the use of your cash dividends on Common Stock held in certificated form, the Program, and/or your optional cash investments for the purchase of additional shares of Common Stock.

•	Participants wishing to receive some or all of their dividends in cash may do so by informing Shareholder Services, in writing.

•	If your available credits to the Program do not purchase an exact number of full shares, a fractional share will be credited to your account.

•	All shares subject to dividend reinvestment will earn future dividends, which will be reinvested for you in additional shares of Common Stock, subject to any federal income tax withholding. Any fractional share receives a proportional amount of dividends paid.
Optional Cash Investments
•	Eligible participants may purchase additional Company shares by making optional cash investments in the Program under either of the following methods:

Automatic Investment via Direct Debit
•	You authorize direct debit(s) (in U.S. Dollars) from your checking or savings account for the amount(s) you want to invest.

•	There is no administrative fee charged by the Company for investing automatically via direct debit.

•	You can choose to make a one-time automatic investment or you can establish regular monthly or twice-monthly investments.

•	With automatic investment, the funds are debited from your checking or savings account on or about the 5th and/or 20th days of the month, as you designate.

•	To take advantage of this feature, your financial institution must be a member of the Automated Clearing House (ACH).

•	If you have established online access to your SIP account, you can simply log-in and establish/change an automatic investment under the “Perform Transactions” tab. To request online access to your account, please visit www.pg.com/investor or contact Shareholder Services.

•	You can also establish/change an automatic investment by returning a completed Automatic Investment Form to Shareholder Services. Forms are available for printing on the Company website at www.pg.com/investor or may be obtained by contacting Shareholder Services.
Investment by Check or Money Order
•	You can make optional cash investments via personal check or money order, made payable in U.S. dollars and drawn on a U.S. bank, to “Procter & Gamble SIP”.

•	There is a $2.50 administrative fee on investments made via check or money order by participants who are not employees or retirees. This fee is deducted from the amount submitted for investment. Please see “Cost of the Program” for full details.

•	You should include with your payment a completed Optional Cash Payment form supplied with your Program Statement. If a completed form does not accompany your check or money order, there may be a delay in the investment of your payment.

•	The payment and accompanying Optional Cash Payment Form should be mailed to the Company’s lockbox operations at PNC Bank, P.O. Box 641477, Pittsburgh, PA 15264-1477 (as pre-printed on the reverse side of the form).
•	The minimum optional cash investment in any form is $50.00. There is no minimum optional cash investment for employees of the Company who elect to use the payroll deduction feature. You may make optional cash investments up to a total of $6,000,000.00 in a calendar year. Optional cash investments in excess of the $6,000,000.00 limit for any calendar year or below the $50.00 minimum will be returned to you. There is no obligation to make optional cash payments at any time.

•	The Company reserves the right to place a temporary restriction on Program shares to verify the receipt of good funds with respect to any optional cash payment.

•	Wherever available, payroll deduction may be used to purchase shares for employees of the Company. A New Account Application Form must be initiated through “Employee Resources” on my.pg.com. If you wish to change any aspect of your payroll deduction selection, you must go into my.pg.com; Employee Resources; My Data; My Paycheck Deductions and submit the appropriate changes.
Dividend Reinvestment
•	By participating in the Program you authorize the use of your cash dividends for the purchase of additional shares of the Company’s Common Stock.

•	You may choose to reinvest none or only a portion of your cash dividends on the shares of Common Stock registered in your name (either certificated or those held in your Program account) by logging into your SIP account online and requesting the change under the “Perform Transactions” tab. You can also make changes by notifying Shareholder Services in writing. Dividends on shares held in Direct Registration System do not qualify for dividend reinvestment. Dividends not reinvested will be paid to you by check.

•	You may also elect to have your dividends deposited by the Company directly into one of your bank accounts. To select this option, you should submit a Direct Deposit Authorization Form to Shareholder Services.

•	Changes to dividend payments may be made by notifying Shareholder Services in writing. To be effective, any change in dividend election must be received and accepted by Shareholder Services on or before the record date for the next dividend (refer to section “How to Enroll” for a description of the determination of record dates).
Investment Periods
•	The Agent maintains control over the times when and the prices at which it purchases shares of Common Stock for the Program. The amount of Common Stock to be purchased, the manner in which shares of Common Stock are purchased, and the selection of a broker or dealer through which purchases may be executed are also determined by the Agent.

•	Each day the Agent purchases Common Stock for the Program is an “Investment Date.” The Company informs the Agent of the amount of optional cash payments and dividends, if any, available for investment on or about each Friday for optional cash payments and on payable date for dividends. If any Friday is not a Business Day, the Company will inform the Agent of the amount, if any, on or about the next succeeding Business Day (“Business Day” refers to a day on which the Company, the Agent and the New York Stock Exchange are open for business).

•	Optional cash payments received less than two (2) Business Days before any Investment Date will not be available for investment until the next Investment Date. PARTICIPANTS WILL RECEIVE NO INTEREST FROM THE COMPANY OR THE AGENT ON ANY FUNDS HELD PENDING INVESTMENT. Such interest, if any, will be retained by the Company.
Purchase and Price of Shares
•	Purchases will be made by the Agent and may be made on any securities exchange on which the Common Stock is traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms of price, delivery, etc., as the Agent may agree.

•	The Agent may commingle your funds with those of other participants for the purpose of executing purchases.

•	The Company has no control over the times when and the prices at which the Agent purchases shares of Procter & Gamble Common Stock. The amount of shares of Common Stock to be purchased, the manner in which these shares are purchased, and the selection of a broker or dealer through which purchases may be executed for the Program is also determined by the Agent.

•	The cost per share of Common Stock purchased for your Program account will be the average price of all shares purchased to satisfy Program requirements for any Investment Period, plus any brokerage charges and applicable administrative fees.
Cost of the Program
          The Company charges certain fees for administering the Program. The following is a summary of various transactions/services and the associated fees.
•	Initial Enrollment — No Fee.

•	Optional Cash Investment (including Initial) via Automatic Direct Debit — No Fee.

•	Optional Cash Investment (including Initial) via check or money order — $2.50, deducted from investment. This fee is waived for Company employees and retirees.

•	Dividend Reinvestment — No Fee.

•	Sale of Program Shares (not requested online) — $15.00, plus $0.12 per share, inclusive of applicable brokerage charges. The $15.00 fee is waived for Company employees and retirees.
•	Sale of Program Shares (requested online) — $7.50, plus $0.12 per share, inclusive of applicable brokerage charges. The $7.50 fee is waived for Company employees and retirees.

•	Any brokerage charges incurred on sales and purchases will be passed through to participants, and are reflected in the price per share purchased/sold. Current brokerage charges on sales and purchases are approximately $.02 per share, but are subject to change at any time without prior notice.
Records
•	The Company will send you a detailed statement for each week in which your Program account has optional investment, sale or transfer activity. This statement will describe all transactions for the calendar year-to-date. Statements will not be mailed following dividend reinvestments unless you request them. Participants can also enroll in on-line account access at www.pg.com/investor. Once enrolled, participants may then elect electronic notification, meaning delivery of statements, reports, prospectuses and other materials under the applicable securities laws are via electronic mail and the Internet. Annual statements reflecting calendar year to date activity will be mailed to all participants following the last dividend payment of the year.

•	Participants who are employees of the Company whose only transactions are payroll deductions will receive quarterly email notification that their account information is available for viewing via on-line access. Enrollment in the plan constitutes acceptance of this means of information delivery.

•	At a participant’s request, the Company will provide replacement statements. The cost of a replacement statement for participants who are not employees or retirees of the Company is $10.00 per request. The cost for employees/retirees is $5.00. A first-party check or money order must be made payable to “Procter & Gamble SIP” and must accompany the written request.

•	All notices, statements and reports will be sent to your last known address. Many States have enacted abandoned property laws which may require the Company, the Custodian or the Agent to remit to the State all stock and dividends held in those Program accounts for which the owner cannot be located. Accordingly, you should promptly notify Shareholder Services of any change of address.
Share Certificates and Share Safekeeping
•	Shares purchased for your Program account are held by the Custodian.

•	At the time of enrollment in the Program, or at any later time, you may deposit any of your Common Stock certificates with the Company for safekeeping. Shares represented by the deposited certificates will be included in book-entry form in your Program account.

•	If you wish to have only a portion of your cash dividends on Common Stock held in your Program account reinvested, you must notify Shareholder Services, in writing.

•	If you wish to have none of your cash dividends reinvested, your shares will be placed in Direct Registration System form. Direct Registration System is a securities industry initiative that provides for electronic direct registration of securities on our books, in your existing Company account registration and allows shares to be transferred between the Company and your broker electronically.

•	Shares deposited are treated in the same manner as shares purchased through the Program and may be transferred or sold through the Program. For tax purposes, it is important that you keep records of the original purchase price of these shares for subsequent gain or loss calculations.

•	If you wish to deposit Common Stock certificates with the Company, you must complete and return to Shareholder Services, the Common Stock certificates to be deposited, along with a properly completed Certificate Safekeeping Form or a letter of instructions. The certificates should not be endorsed. When mailing stock certificates, we recommend sending the certificates via registered mail, return receipt requested, insured for 2% of the value.

•	Shares held in Program accounts may not be pledged. Any shares of Common Stock you wish to pledge must be converted to certificated shares. If you make a written request to the Company, certificates for some or all of the full shares credited to your account, including any shares deposited under the share safekeeping feature, will be sent to you. If the request to issue a certificate exceeds 1,000 shares, your signature on the request must be guaranteed by a financial institution that is a member of a recognized Medallion signature guarantee program.
Sale of Shares
•	At any time, you may request that the Agent sell some or all of the shares of Common Stock credited to your Program account by sending a completed Sale/Certificate Withdrawal Form to Shareholder Services. With online access to your account, you may also request sales electronically under the “Perform Transactions” tab.

•	The Agent usually will sell the requested shares of Common Stock within three (3) Business Days after receipt of your instructions, unless such receipt occurs during the two-day period prior to the dividend record date (the “ex-dividend period”) in which case the sale will occur as soon as practicable after the ex-dividend period.

•	Sales of your shares may be made on any securities exchange on which shares of Common Stock are traded, in the over-the-counter market, or by negotiated transactions, and may be subject to such terms of price, delivery, etc., as the Agent may agree.

•	You will receive proceeds of sales of your shares of Common Stock based upon the average price of all shares sold on the particular sale date, less any administrative fees, brokerage charges and any required federal tax withholding, if applicable.

•	Proceeds of the sales will be paid by check or the funds may be directly deposited into your checking account. A voided check must accompany all requests for direct deposit of the sale funds (no deposit slips will be accepted). Proceeds of sales requested electronically via online access will be paid by check and are not eligible for direct deposit.

•	A request to sell all shares held in a Program account, of a participant who is not an employee using the payroll deduction feature, will be treated as a request from the participant to close his or her Program account and as a request to terminate direct debits, if any. If your sale request exceeds 1,000 shares, your signature on the sale request must be guaranteed by a financial institution that is a member of a recognized Medallion signature guarantee program.
Transfer of Shares
•	If a Program participant wishes to transfer the ownership of all or part of the shares held in his/her Program account to another person, the participant must submit a properly completed Stock Transfer Form or send detailed written instructions to Shareholder Services. Stock Transfer Forms may be obtained at www.pg.com/investor or by contacting Shareholder Services. Transfers may not be for less than one (1) share.

•	Requests for transfer are subject to the same requirements as for Common Stock certificates, including the requirement of a Medallion signature guarantee on the stock assignment or Stock Transfer Form.

•	Transferred shares will continue to be held by the Custodian under the Program. An account will be opened in the name of the transferee, if he or she is not already a Program participant, and the transferee will automatically be enrolled in the Program.

•	If the transferee is not already a registered shareholder or a Program participant, the donor may make a reinvestment election for the transferee at the time of the transfer. If the donor does not make a reinvestment election, then full dividend reinvestment will be assumed for all of the transferred shares.

•	There is no administrative fee for transfers.
Closing Your Account
•	You may request that the Company close your Program account at any time by sending a properly completed Sale/Certificate Withdrawal Form to Shareholder Services.

•	If you are an employee of the Company and are using the payroll deduction feature, you must cancel your payroll deduction through Employee Resources on my.pg.com prior to closing your account.

•	If the request to close your account is received by the Company on or after the record date for a dividend payment, the dividend will be included with the sales proceeds.

•	Any optional cash payments which have been sent to the Company prior to the request to withdraw from the Program will be invested unless return of the optional cash payment is expressly requested in the request for withdrawal and the request for withdrawal is received at least two (2) Business Days prior to the completion of the next Investment Period.

•	A request to close your Program account will also be treated as a request to cease any direct debits authorized with respect to your checking or savings accounts.

•	If you prefer to transfer your shares to your brokerage account, contact your broker to request the transfer using the Direct Registration System. Your broker can initiate the electronic transfer of the shares. Alternatively, you may receive a certificate for the number of full shares of Common Stock credited to your Program account and a check for the net sales proceeds of any fractional share, if applicable. Any fractional share will be aggregated with other shares to be sold under the Program on a particular day. The price and net proceeds you will receive for any fractional share will be calculated pursuant to the procedures outlined under the heading “Sale of Shares”, including applicable administrative and brokerage charges.

•	If you prefer, all shares held for you will be sold and you will receive a check for the net proceeds pursuant to the procedures outlined under “Sale of Shares”. After your Program account has been closed, if you wish to re-enroll, you must satisfy all enrollment and eligibility procedures as discussed under the headings “Eligibility” and “How to Enroll”.
Termination
•	The Company reserves the right to terminate your participation in the Program if your Program account balance falls below one whole share of Common Stock for a period of six months or more.

•	If the Company terminates your participation for this reason, you will receive a check for the net sales proceeds of your fractional share, if applicable, in the same manner as if you had chosen to close your account in the Program.

•	After your participation in the Program has terminated, no further investments may be made without re-enrolling in the Program.

•	The Company reserves the right to amend or terminate the Program at any time and, upon any termination, to take appropriate action required to cause a distribution to you of all whole shares, the cash value of any fractional share, and any cash held in your account.
Tax Information
          Although your dividends will be reinvested, they are subject to income tax as if they were paid to you in cash. You may also be subject to income tax on gains resulting from sales of your shares. You should consult with your tax adviser concerning your personal tax situation.
          You will receive an annual statement summarizing all the transactions in your account for that year. YOU SHOULD RETAIN THIS STATEMENT FOR INCOME TAX PURPOSES. The year-end statement will include an Information Return summarizing dividends paid (i.e. 1099-DIV) to you during the year. If applicable, you will also receive an Information Return summarizing proceeds from sales transactions during the prior year (i.e. 1099-B) or an Information Return for dividends paid on non-U.S. accounts (i.e. 1042-S). These are mailed in January and March, respectively. The Program administrator must provide copies of these Information Returns to the U.S. Internal Revenue Service. Although the Company makes efforts to assist Program participants by providing periodic statements and other reports, Program participants have the ultimate responsibility for maintaining their own records for tax and other purposes.

Voting
          You will be given the opportunity to vote the total number of shares held in your Program account as of the record date for any shareholder vote.
Stock Dividends and Splits
          Appropriate adjustments in the number of shares of Common Stock registered under the Program will be made to give effect to any stock splits, stock dividends or similar changes in the Common Stock. Any stock dividends or split shares distributed by the Company on shares of its Common Stock held by the Custodian, an affiliate of the Custodian or a nominee of the Custodian or its affiliate for you will be credited to your account. In the event the Company makes available to its holders of Common Stock rights to purchase additional shares, debentures, or other securities, the Agent will sell rights accruing to shares held by the Custodian, an affiliate of the Custodian or a nominee of the Custodian or its affiliate for participants and invest the resulting funds in additional shares of Common Stock for the account of each participant during the next Investment Period following receipt of such funds. Accordingly, if you wish to exercise any such rights, you should request the Company to issue certificates for shares held in your account to receive such rights directly.
Liability
          Neither the Company, the Custodian, nor the Agent shall be liable under the Program for any act done in good faith or any good faith omission to act including, without limitation, any claims for liability:
•	arising out of failure to terminate the participant’s participation in the Program upon the participant’s death,

•	with respect to the prices at which shares are purchased or sold for a participant’s account and the times at which purchases or sales are made, and

•	in connection with the value of shares after their purchase by the Agent.
          THE PROGRAM DOES NOT REPRESENT A CHANGE IN THE DIVIDEND POLICY OF THE COMPANY, WHICH WILL CONTINUE TO DEPEND ON EARNINGS, FINANCIAL REQUIREMENTS AND OTHER FACTORS. SHAREHOLDERS WHO DO NOT WISH TO PARTICIPATE IN THE PROGRAM WILL CONTINUE TO RECEIVE CASH DIVIDENDS, AS DECLARED, BY CHECK, IN THE USUAL MANNER.
          THE COMPANY CANNOT ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PROGRAM.
Governing Law
          The terms and conditions of the Program and its operation shall be governed by the laws of the State of Ohio without regard to the choice of law provisions of the State of Ohio, whether common law or statutory.
DESCRIPTION OF PROCTER & GAMBLE CAPITAL STOCK
               The Company’s Amended Articles of Incorporation (the “Amended Articles of Incorporation”) authorize the issuance of 10,000,000,000 shares of Common Stock, 600,000,000 shares of Class A Preferred Stock and 200,000,000 shares of Class B Preferred Stock, all of which are without par value (“Common Stock,” “Class A Preferred Stock,” and “Class B Preferred Stock,” respectively). The holders of Common Stock and Class A Preferred Stock are entitled to one vote per share on each matter submitted to a vote of shareholders. The holders of Class B Preferred Stock are not entitled to vote other than as provided by law. The Company’s Board of Directors (the “Board”) is not classified and each member is elected annually.
               The holders of Class A Preferred Stock and Class B Preferred Stock have the right to receive dividends prior to the payment of dividends on the Common Stock. The Board has the power to determine certain terms relative to any Class A Preferred Stock and Class B Preferred Stock to be issued, such as the power to establish different series and to set dividend rates, the dates of payment of dividends, the cumulative dividend rights and dates, redemption rights and prices, sinking fund requirements, restrictions on the issuance of such shares or any series thereof, liquidation price and conversion rights. Also, the Board may fix such other express terms as may be permitted or required by law. In the event of any liquidation, dissolution or winding up, the holders of the Common Stock are entitled to receive as a class, pro rata, the residue of the assets after payment of the liquidation price to the holders of Class A Preferred Stock and Class B Preferred Stock.
               The Board has determined the terms of shares of Class A Preferred Stock issued as Series A ESOP Convertible Class A Preferred Stock, which can only be held by a trustee or trustees of an employee stock ownership plan or other benefit plan of the Company. Upon transfer of Series A ESOP Convertible Class A Preferred Stock to any other person, such transferred shares shall be automatically converted into shares of Common Stock. Each share of Series A ESOP Convertible Class A Preferred Stock has a cumulative dividend of $.5036075 per year and a liquidation price of $6.82 per share (as adjusted for the stock splits on October 20, 1989, May 15, 1992, August 22, 1997 and May 21, 2004, and the Smucker transaction effective June 1, 2002), is redeemable by the Company or the holder, is convertible at the option of the holder into one share of Common Stock and has certain anti-dilution protections associated with the conversion rights. Appropriate adjustments to dividends and liquidation price will be made to give effect to any future stock splits, stock dividends or similar changes to the Series A ESOP Convertible Class A Preferred Stock.
               The Board has also determined the terms of shares of Class A Preferred Stock issued as Series B ESOP Convertible Class A Preferred Stock. Each share of Series B ESOP Convertible Class A Preferred Stock has a cumulative dividend of $1.022 per year and a liquidation price of $12.96 per share, (as adjusted for the stock splits on August 22, 1997 and May 21, 2004, and the Smucker transaction effective June 1, 2002) is redeemable by the Company or the holder under certain circumstances, is convertible at the option of the holder into one share of Common Stock and has certain anti-dilution protections associated with the conversion rights. Appropriate adjustments to dividends and liquidation price will be made to give effect to any future stock splits, stock dividends or similar changes to the Series B ESOP Convertible Class A Preferred Stock.
               No shares of Class B Preferred Stock are currently issued.
               All of the issued shares of Common Stock of the Company are fully paid and non-assessable. Common Stock does not have any conversion rights and is not subject to any redemption provisions. No holder of shares of any class of the Company’s capital stock has or shall have any right, pre-emptive or other, to subscribe for or to purchase from the Company any of the shares of any class of the Company hereafter issued or sold. No shares of any class of the Company’s capital stock are subject to any sinking fund provisions or to calls, assessments by, or liabilities of the Company.
INTERESTS OF NAMED EXPERTS AND COUNSEL
          The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Jason P. Muncy, Esq., Senior Counsel, The Procter & Gamble Company. Mr. Muncy is an owner of shares of Common Stock of the Registrant and may be a participant in the Program.
          The consolidated financial statements of The Procter & Gamble Company and subsidiaries, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended June 30, 2008, and Amendment No. 1 to the Company’s Annual Report on Form 10-K/A filed on October 3, 2008, and the effectiveness of The Procter & Gamble Company and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
          The following documents filed by the Company (File No. 1-434) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
          1. The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

          2. Amendment No. 1 to the Company’s Annual Report on Form 10-K/A filed October 3, 2008.
          3. The Company’s Quarterly Report on Form 10-Q filed on October 30, 2008.
          4. The Company’s reports on Form 8-K filed on August 14, 2008, September 26, 2008, October 30, 2008, October 31, 2008, November 4, 2008 and November 6, 2008.
          5. The Company’s report on Form 8-K/A filed on October 8, 2008.
          6. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement and prospectus to the extent that a statement contained in any subsequent prospectus or prospectus supplement hereunder or in any document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement or prospectus. All documents incorporated by reference into the Form S-3 of which this prospectus is a part are also incorporated by reference, unless the information therein is superseded by a later filing.
AVAILABLE INFORMATION
          The Company will provide without charge to each person to whom a copy of this prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Shareholder Services Department, The Procter & Gamble Company, P.O. Box 5572, Cincinnati, Ohio 45201-5572, telephone: (800) 742-6253 (US and Canada); or (513) 983-3034 (outside the US).
               The Company files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Information relating to the operation of the public reference facility may be obtained by calling the SEC at 1-800-SEC-0330.
               The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov. Copies of such materials also can be obtained by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.
          In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

PART II
Information Not Required in Prospectus
Item 14. Other Expenses of Issuance and Distribution
          The following is a statement of the expenses (all of which are estimated) to be incurred by the Registrant in connection with the distribution of the securities registered under this registration statement:

Amount
to be paid
SEC registration fee	$35,191.09
Accounting fees and expenses	$10,000.00

Total	$45,191.09

Item 15. Indemnification of Directors and Officers
Section 1701.13(E) of the Ohio Revised Code provides as follows:
(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.
     (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:
     (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;
     (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

     (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.
     (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:
     (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;
     (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;
     (c) By the shareholders;
     (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.
     Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.
     (5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:
     (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;
     (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.
     (b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.
     (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
     (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.
     (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).
     (9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.
Section 1701.13(F)(7) of the Ohio Revised Code provides as follows:
     (F) In carrying out the purposes stated in its articles and subject to limitations prescribed by law or in its articles, a corporation may:
     (7) Resist a change or potential change in control of the corporation if the directors by a majority vote of a quorum determine that the change or potential change is opposed to or not in the best interests of the corporation:
     (a) Upon consideration of the interests of the corporation’s shareholders and any of the matters set forth in division (E) of section 1701.59 of the Revised Code; or
     (b) Because the amount or nature of the indebtedness and other obligations to which the corporation or any successor or the property of either may become subject in connection with the change or potential change in control provides reasonable grounds to believe that, within a reasonable period of time, any of the following would apply:
     (i) The assets of the corporation or any successor would be or become less than its liabilities plus its stated capital, if any;
     (ii) The corporation or any successor would be or become insolvent;
     (iii) Any voluntary or involuntary proceeding under the federal bankruptcy laws concerning the corporation or any successor would be commenced by any person.
Section 1701.59 of the Ohio Revised Code provides as follows:
     (A) Except where the law, the articles, or the regulations require action to be authorized or taken by shareholders, all of the authority of a corporation shall be exercised by or under the direction of its directors. For their own government, the directors may adopt bylaws that are not inconsistent with the articles or the regulations. The selection of a time frame for the achievement of corporate goals shall be the responsibility of the directors.
     (B) A director shall perform the director’s duties as a director, including the duties as a member of any committee of the directors upon which the director may serve, in good faith, in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In performing a director’s duties, a director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by any of the following:
     (1) One or more directors, officers, or employees of the corporation who the director reasonably believes are reliable and competent in the matters prepared or presented;
     (2) Counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person’s professional or expert competence;
     (3) A committee of the directors upon which the director does not serve, duly established in accordance with a provision of the articles or the regulations, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.
     (C) For purposes of division (B) of this section, the following apply:
     (1) A director shall not be found to have violated the director’s duties under division (B) of this section unless it is proved by clear and convincing evidence that the director has not acted in good faith, in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances, in any action brought against a director, including actions involving or affecting any of the following:
     (a) A change or potential change in control of the corporation, including a determination to resist a change or potential change in control made pursuant to division (F)(7) of section 1701.13 of the Revised Code;
     (b) A termination or potential termination of the director’s service to the corporation as a director;
     (c) The director’s service in any other position or relationship with the corporation.
     (2) A director shall not be considered to be acting in good faith if the director has knowledge concerning the matter in question that would cause reliance on information, opinions, reports, or statements that are prepared or presented by the persons described in divisions (B)(1) to (3) of this section to be unwarranted.
     (3) Nothing contained in this division limits relief available under section 1701.60 of the Revised Code.
     (D) A director shall be liable in damages for any action that the director takes or fails to take as a director only if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation. Nothing contained in this division affects the liability of directors under section 1701.95 of the Revised Code or limits relief available under section 1701.60 of the Revised Code. This division does not apply if, and only to the extent that, at the time of a director’s act or omission that is the subject of complaint, the articles or the regulations of the corporation state by specific reference to this division that the provisions of this division do not apply to the corporation.
     (E) For purposes of this section, a director, in determining what the director reasonably believes to be in the best interests of the corporation, shall consider the interests of the corporation’s shareholders and, in the director’s discretion, may consider any of the following:

     (1) The interests of the corporation’s employees, suppliers, creditors, and customers;
     (2) The economy of the state and nation;
     (3) Community and societal considerations;
     (4) The long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.
     (F) Nothing contained in division (C) or (D) of this section affects the duties of either of the following:
     (1) A director who acts in any capacity other than the director’s capacity as a director;
     (2) A director of a corporation that does not have issued and outstanding shares that are listed on a national securities exchange or are regularly quoted in an over-the-counter market by one or more members of a national or affiliated securities association, who votes for or assents to any action taken by the directors of the corporation that, in connection with a change in control of the corporation, directly results in the holder or holders of a majority of the outstanding shares of the corporation receiving a greater consideration for their shares than other shareholders.
Section 1701.95 of the Ohio Revised Code provides as follows:
     (A)(1) In addition to any other liabilities imposed by law upon directors of a corporation and except as provided in division (B) of this section, directors shall be jointly and severally liable to the corporation as provided in division (A)(2) of this section if they vote for or assent to any of the following:
     (a) The payment of a dividend or distribution, the making of a distribution of assets to shareholders, or the purchase or redemption of the corporation’s own shares, contrary in any such case to law or the articles;
     (b) A distribution of assets to shareholders during the winding up of the affairs of the corporation, on dissolution or otherwise, without the payment of all known obligations of the corporation or without making adequate provision for their payment;
     (c) The making of a loan, other than in the usual course of business, to an officer, director, or shareholder of the corporation, other than in either of the following cases:
     (i) In the case of a savings and loan association or of a corporation engaged in banking or in the making of loans generally;
     (ii) At the time of the making of the loan, a majority of the disinterested directors of the corporation voted for the loan and, taking into account the terms and provisions of the loan and other relevant factors, determined that the making of the loan could reasonably be expected to benefit the corporation.
     (2)(a) In cases under division (A)(1)(a) of this section, directors shall be jointly and severally liable up to the amount of the dividend, distribution, or other payment, in excess of the amount that could have been paid or distributed without violation of law or the articles but not in excess of the amount that would inure to the benefit of the creditors of the corporation if it was insolvent at the time of the payment or distribution or there was reasonable ground to believe that by that action it would be rendered insolvent, plus the amount that was paid or distributed to holders of shares of any class in violation of the rights of holders of shares of any other class.
     (b) In cases under division (A)(1)(b) of this section, directors shall be jointly and severally liable to the extent that the obligations of the corporation that are not otherwise barred by statute are not paid or for the payment of which adequate provision has not been made.

     (c) In cases under division (A)(1)(c) of this section, directors shall be jointly and severally liable for the amount of the loan with interest on it at the rate specified in section 1343.03 of the Revised Code until the amount has been paid.
     (B)(1) A director is not liable under division (A)(1)(a) or (b) of this section if, in determining the amount available for any dividend, purchase, redemption, or distribution to shareholders, the director in good faith relied on a financial statement of the corporation prepared by an officer or employee of the corporation in charge of its accounts or certified by a public accountant or firm of public accountants, the director in good faith considered the assets to be of their book value, or the director followed what the director believed to be sound accounting and business practice.
     (2) A director is not liable under division (A)(1)(c) of this section for making any loan to, or guaranteeing any loan to or other obligation of, an employee stock ownership plan, as defined in section 4975(e)(7) of the Internal Revenue Code.
     (C) A director who is present at a meeting of the directors or a committee of the directors at which action on any matter is authorized or taken and who has not voted for or against the action shall be presumed to have voted for the action unless that director’s written dissent from the action is filed, either during the meeting or within a reasonable time after the adjournment of the meeting, with the person acting as secretary of the meeting or with the secretary of the corporation.
     (D) A shareholder who knowingly receives any dividend, distribution, or payment made contrary to law or the articles shall be liable to the corporation for the amount received by that shareholder that is in excess of the amount that could have been paid or distributed without violation of law or the articles.
     (E) A director against whom a claim is asserted under or pursuant to this section and who is held liable on the claim shall be entitled to contribution, on equitable principles, from other directors who also are liable. In addition, any director against whom a claim is asserted under or pursuant to this section or who is held liable shall have a right of contribution from the shareholders who knowingly received any dividend, distribution, or payment made contrary to law or the articles, and those shareholders as among themselves also shall be entitled to contribution in proportion to the amounts received by them respectively.
     (F) No action shall be brought by or on behalf of a corporation upon any cause of action arising under division (A)(1)(a) or (b) of this section at any time after two years from the day on which the violation occurs.
     (G) Nothing contained in this section shall preclude a creditor whose claim is unpaid from exercising the rights that that creditor otherwise would have by law to enforce that creditor’s claim against assets of the corporation paid or distributed to shareholders.
     (H) The failure of a corporation to observe corporate formalities relating to meetings of directors or shareholders in connection with the management of the corporation’s affairs shall not be considered a factor tending to establish that the shareholders have personal liability for corporate obligations.
Section 8 of Article III of The Procter & Gamble Company’s Regulations provides as follows:
     Section 8. Indemnification of Directors and Officers. The Company shall indemnify each present and future Director and officer, his heirs, executors and administrators against all costs, expenses (including attorneys’ fees), judgments, and liabilities, reasonably incurred by or imposed on him in connection with or arising out of any claim or any action, suit or proceeding, civil or criminal, in which he may be or become involved by reason of his being or having been a Director or officer of the Company, or of any of its subsidiary companies, or of any other company in which he served or serves as a Director or officer at the request of the Company, irrespective of whether or not he continues to be a Director or an officer at the time he incurs or becomes subjected to such costs, expenses (including attorneys’ fees), judgments, and liabilities; but such indemnification shall not be operative with respect to any matter as to which in any such action, suit or proceeding he shall have been finally adjudged to have been derelict in the performance of his duties as such Director or officer. Such indemnification shall apply when the adjudication in such action, suit or proceeding is otherwise than on the merits and also shall apply when a settlement or compromise is effected, but in such cases indemnification shall be made only if the Board of Directors of the Company, acting at a meeting at which a majority of the quorum of the Board is unaffected by self interest, shall find that such Director or officer has not been derelict in the performance of his duty as such Director or officer with respect to the matter involved, and shall adopt a resolution to that effect and in cases of settlement or compromise shall also approve the same; in cases of settlement or compromise such indemnification shall not include reimbursement of any amounts which by the terms of the settlement or compromise are paid or payable to the Company itself by the Director or officer (or in the case of a Director or officer of a subsidiary or another company in which such Director or officer is serving at the Request of the Company any amounts paid or payable by such Director or officer to such company). If the Board of Directors as herein provided refuses or fails to act or is unable to act due to the self interest of some or all of its members, the Company at its expense shall obtain the opinion of counsel and indemnification shall be had only if it is the opinion of such counsel that the Director or officer has not been derelict in the performance of his duties as such Director or officer with respect to the matter involved.
     The right of indemnification provided for in this section shall not be exclusive of other rights to which any director or officer may be entitled as a matter of law and such rights, if any, shall also inure to the benefit of the heirs, executors or administrators of any such director or officer.
Insurance Policies
          The Company’s Directors, officers and certain other key employees of the Company are insured by directors and officers liability insurance policies. The Company pays the premiums for this insurance.
Item 16. Exhibits

Exhibit
No.	Description

(5)	Opinion of Jason P. Muncy, Esq., Senior Counsel of the Company, as to the legality of the Securities being registered.

(23)(a)	Consent of Deloitte & Touche LLP.

(23)(b)	Consent of Jason P. Muncy, Esq., is contained in his opinion filed as Exhibit (5).

(24)	Power of Attorney.
Item 17. Undertakings
The Registrant hereby undertakes:
(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of The Procter & Gamble Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
               Pursuant to the requirements of the Securities Act of 1933, The Procter & Gamble Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on the 9th day of December, 2008.

THE PROCTER & GAMBLE COMPANY

By:	/s/ A.G. Lafley

Name:	A.G. Lafley
Title:	Chairman of the Board and Chief Executive Officer
               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 9, 2008.

Signature	Title

/s/ A.G. Lafley A.G. Lafley	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Clayton C. Daley, Jr. Clayton C. Daley, Jr.	Chief Financial Officer (Principal Financial Officer)

/s/ Valarie L. Sheppard Valarie L. Sheppard	Comptroller (Principal Accounting Officer)

*	Director
Kenneth I. Chenault

*	Director
Scott D. Cook

*	Director
Rajat K. Gupta

*	Director
Charles R. Lee

*	Director
Lynn M. Martin

Signature	Title

*	Director
W. James McNerney, Jr.

*	Director
Johnathan A. Rodgers

*	Director
Ralph Snyderman

*	Director
Patricia A. Woertz

*	Director
Margaret C. Whitman

*	Director
Ernesto Zedillo

By:	/s/ Steven W. Jemison

* Steven W. Jemison as Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.	Description
(5)	Opinion of Jason P. Muncy, Esq., Senior Counsel of the Company, as to the legality of the Securities of the Company being registered.

(23)(a)	Consent of Deloitte & Touche LLP.

(23)(b)	Consent of Jason P. Muncy, Esq., is contained in his opinion filed as Exhibit (5).

(24)	Power of Attorney.